 AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 27th day of May, 2015, to the Fund Administration Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit K, the Fulcrum Diversified Absolute Return Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ Michael R. McVoy

Name: Christopher E. Kashmerick	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit K to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Name of Series
Fulcrum Diversified Absolute Return Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at May, 2015
Annual Fee Based Upon Average Net Assets Per Fund*
_ basis points on the first $_ million
_ basis points on the next $_million
_ basis points on the next $_ million
_ basis points on the balance above $_ billion
Minimum annual fee 1st Year: $_; $_therein after
▪ Additional fee of $_ for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $_per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services
▪	$_- Domestic Equities, Options, ADRs, Foreign Equities
▪	$_- Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed
▪	$_- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$_- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$_- Bank Loans
▪	$_- Swaptions
▪	$_- Credit Default Swaps
▪	$_per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the Complex Level)
▪	$_per security on the First 100 Securities
▪	$_per security on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$_per Foreign Equity Security per Month
▪	$_per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$_per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	$_for the first fund (subject to Board approval)
▪	$_for each additional fund (subject to change based on Board review and approval)
▪	$_per sub-advisor per fund
▪

Third Party Administrative Data Charges (descriptive data for each security)
▪	$_per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Exhibit K (continued) to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at May, 2015

Out-Of-Pocket Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
Supplemental Services Fee Schedule at May, 2015

Additional Legal Administration Services
▪	Subsequent new fund launch – $_per project
▪	Subsequent new share class launch – $_per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services
▪	Base fee – $_per fund per year
▪	Setup – $_per fund group

Section 18 Compliance Testing
▪	$_set up fee per fund complex
▪	$_fund per month

Section 15(c) Reporting
▪	$_per fund per report – first class
▪	$_per additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Exhibit J.

Fulcrum Asset Management, LLP

By: /s/ Joe Davidson

Printed Name and Title: Joe Davidson, COO    Date: 29/6/15